As filed with the Securities and Exchange Commission on November 2, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NET LEASE OFFICE PROPERTIES

(Exact Name of Registrant as Specified in Its Charter)

Maryland	92-0887849
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Net Lease Office Properties and NLO OP LLC 2023 Incentive Award Plan

(Full Title of the Plan)

Jason E. Fox

Net Lease Office Properties

One Manhattan West, 395 9th Avenue, 58th Floor

New York, New York 10001

(212) 492-1100

(Name and Address of Agent for Service)

(212) 492-1100

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Darren Guttenberg, Esq.

Michael Haas, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa, Mesa, CA 92626-1925

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register the offer and sale of 750,000 common shares of beneficial interest, $0.001 par value per share, of the Registrant, authorized for issuance under the Net Lease Office Properties and NLO OP LLC 2023 Incentive Award Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows the Registrant to incorporate by reference the information the Registrant files with it, which means that the Registrant can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that the Registrant files later with the SEC will automatically update and supersede this information. The Registrant incorporates by reference the following documents that the Registrant has filed, or may file, with the SEC:

•	the Registrant’s Registration Statement on Form 10 (File No. 001-41812) initially filed with the SEC on September 21, 2023, as amended by Amendment No. 1 thereto filed with the SEC on October 4, 2023 (as amended, the “Form 10”) and declared effective on October 6, 2023;

•	the description of the Registrant’s common stock included in the Information Statement, filed as Exhibit 99.1 to the Form 10, and all amendments or reports filed for the purpose of updating such description;

•	the Registrant’s Current Reports on Form 8-K filed by the Registrant with the SEC on October 10, 2023 (as amended by the Registrant's Current Report on Form 8-K/A filed by the Registrant with the SEC on October 11, 2023) and November 2, 2023.

In addition, all documents the Registrant files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any information that the Registrant later files with the SEC will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information “furnished” to the SEC pursuant to applicable rules and regulations be deemed incorporated herein by reference unless such information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Trustees and Officers.

The Maryland General Corporation Law permits a Maryland corporation to include a provision in its declaration of trust eliminating the liability of its trustees and officers to the company and its shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	a final judgment based upon a finding that his or her action or failure to act was the result of active and deliberate dishonesty by the trustee or officers and was material to the cause of action adjudicated.

The Registrant’s declaration of trust contains a provision that eliminates its trustees’ or officers’ liability to it and its shareholders for money damages to the maximum extent permitted by Maryland law. Maryland law also permits the Registrant to include a provision in its declaration of trust providing that none of its shareholders will be personally liable by reason of such shareholder’s status as a shareholder for any of its obligations.

Maryland law permits the Registrant and the Registrant’s declaration of trust and its bylaws require it to indemnify a present or former trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits the Registrant to indemnify the Registrant’s present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to, or witness in, by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits the Registrant from indemnifying a trustee or officer who has been adjudged liable in a suit by the Registrant or on its behalf or in which the trustee or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the trustee or officer is fairly and reasonably entitled to indemnification, even though the trustee or officer did not meet the standard of conduct for indemnification set forth above or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

The Registrant’s declaration of trust and bylaws obligate it to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer against any claim or liability to which he or she may become subject by reason of service in such capacity; or

•	any individual who, while a trustee or officer of the Registrant and at the Registrant’s request, serves or has served as a director, trustee, officer, partner, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

The Registrant’s declaration of trust and bylaws provide that it has the power, with approval of its board, to provide such indemnification and advance of expenses to a person who served a predecessor of the Registrant in any such capacity described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant has entered into indemnification agreements with the Registrant’s current trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

The Registrant has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities, whether or not the Registrant is required to have the power to indemnify them against the same liability.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Declaration of Trust of Net Lease Office Properties (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2023).

3.2	Amended and Restated Bylaws of Net Lease Office Properties (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2023).

5.1	Opinion of Hogan Lovells US LLP.

10.1	Net Lease Office Properties and NLO OP LLC 2023 Incentive Award Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 2, 2023).

10.2	Form of Net Lease Office Properties and NLO OP LLC 2023 Incentive Award Plan Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form 10 filed with the SEC on September 21, 2023).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

107	Filing Fee Table.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 2, 2023.

NET LEASE OFFICE PROPERTIES

By:	/s/ Jason E. Fox
Jason E. Fox
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jason E. Fox and ToniAnn Sanzone, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Jason E. Fox	Chief Executive Officer	November 2, 2023
Jason E. Fox	(Principal Executive Officer), Trustee

/s/ ToniAnn Sanzone	Chief Financial Officer	November 2, 2023
ToniAnn Sanzone	(Principal Financial Officer)

/s/ Brian Zander	Chief Accounting Officer	November 2, 2023
Brian Zander	(Principal Accounting Officer)

/s/ Axel K.A. Hansing	Trustee	November 2, 2023
Axel K. A. Hansing

/s/ Jean Hoysradt	Trustee	November 2, 2023
Jean Hoysradt

/s/ John J. Park	Trustee	November 2, 2023
John J. Park

/s/ Richard J. Pinola	Trustee	November 2, 2023
Richard J. Pinola